EXHIBIT 99

[Orient-Express Hotels News Release]

Contact:	William W. Galvin
Tel: 203 / 618-9800

Patricia Harper
Orient-Express Hotels Inc.
Tel: 212 / 302-5055

ORIENT-EXPRESS HOTELS REPORTS 2003 RESULTS

Hamilton, Bermuda, March 3, 2004.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), investor in 44 deluxe hotel, restaurant, tourist train and river cruise properties in 21 countries and manager of 38 of those properties, today announced its results for the fourth quarter and year ended December 31, 2003.  For the quarter, net earnings were $8.6 million ($0.27 per common share) compared with $4.2 million ($0.14 per common share) for the fourth quarter of 2002.  Revenue was up 10% to $80.6 million from $73.4 million in the prior year period.

For the year ended December 31, 2003 net earnings were $23.6 million ($0.76 per common share) compared with $25.3 million ($0.82 per common share) in the year ended December 31, 2002.  Revenue for 2003 was up 12% from 2002, from $289.3 million to $325.2 million.  Changing currency values, particularly the Euro, British Pound and South African Rand distorted the revenue increase, while at the same time revenue from the Hotel Quinta do Lago ceased in November, 2003 upon its sale.  The company realized a gain on sale of this property of $4.2 million which has been included in net earnings.

Mr. James B. Sherwood, Chairman, said that the fourth quarter results were in line with expectation.  He pointed out that Bora Bora Lagoon Resort and Maroma Resort and Spa were closed for much of the period for major upgrade, and start-up costs for La Cabaña which opened in October had to be entirely expensed in accordance with U.S. GAAP accounting rules.

“The year 2003 has been greatly influenced by SARS at the start, the Iraq War coming at the peak booking period, strengthening of European and South African currencies, political hostilities affecting U.S. tourism to France, and until recently weak business traveller demand.  These events are changing the matrix of travel and we are moving quickly to adjust.  For example, New York and the Hawaiian Islands recorded in 2003 occupancies back to 2000 levels because of the influx of Europeans to New York and Asians to the Hawaiian Islands.  This shift is undoubtedly due to the strong Euro, British Pound and Japanese Yen.  Our strategy is to capture European and Asian guests for our North and South American properties while at the same time taking advantage of increased domestic demand.  We believe operating results in 2004 will be strong for our properties in these markets.

“In Europe, fortunately our properties largely do not depend on guests from dollar bloc countries.  Only the Lisbon and Carcassonne hotels and the Venice Simplon-Orient-Express have suffered from the downturn in visitors from dollar bloc countries and we have refocused our sales and marketing more towards European and Japanese regional demand to compensate.

“Asia is seeing a resurgence of demand now that the SARS epidemic has passed.  Currencies in the countries in which we operate there are generally linked to the U.S. dollar rather than European or Japanese currencies.

“We believe that our properties in Botswana, Myanmar and French Polynesia have been held back because of poor access so we are in the process of developing new air services to support them.  In my opinion these properties are unique and should be operating at capacity during their seasons.  They should do so if guests have convenient access.

“The recent report from British Airways of the sharp increase in premium class bookings bodes well for our top end segment of the leisure business,” he concluded.

Mr. Sherwood indicated that three investments are in active negotiation, two of which are in Europe and the third in Asia.  The Asian property would complement the recently announced investment in the five Pansea hotels in southeast Asia.  Offers have also been made for one property in the U.S. and another in South America.  The company has also made an offer for a property in eastern Europe.

Simon Sherwood, President, said that same store RevPAR was up 12% in the fourth quarter of 2003 compared with the year earlier period, to $171 from $152.  For the year as a whole, RevPAR was up 9% to $183 from $168.  In local currencies RevPAR was down 1% for the quarter and down 4% for the year.

He summarized full year 2003 results as follows:

Owned European hotels.  For the year EBITDA was $32.8 million compared with $29.2 million in 2002.  Only Portuguese and French hotels had modest earnings declines from the prior year while Italian, Spanish and U.K. properties were well ahead of 2002.  The French and Portuguese properties had less U.S. visitors for the reasons earlier mentioned.  Overall, Europe had an excellent 2003.

Owned North American hotels.  EBITDA for 2003 was the same as in 2002, $11.1 million.  Excellent improvement at Maroma, Inn at Perry Cabin and Keswick Hall was offset by a weak corporate market in New Orleans and the impact of Euro cost translation resulting in higher dollar costs at La Samanna.

Owned Southern Africa hotels.  EBITDA for 2003 was the same as in 2002, $4.3 million.  Strong improvement at the Mount Nelson was offset by weaker results at Orient-Express Safaris (fewer U.S. guests).

Owned South American hotels.  EBITDA for 2003 was $7.5 million, up slightly from $7.1 million in 2002.  This market holds excellent promise for 2004 because it is within the dollar bloc.

Owned South Pacific hotels.  EBITDA loss was $0.7 million compared with EBITDA profit of $1.3 million in 2002.  Both Lilianfels in Australia and Bora Bora Lagoon Resort were closed for part of the year for major upgrade works but lack of Japanese guests and access problems at Bora Bora were other significant factors.

Management and part ownership interests.  EBITDA for the year was $13.5 million compared with $12.4 million in 2002.  The improvement was largely due to management of the Hotel Ritz in Madrid which was assumed in April, 2003.

Restaurants.  EBITDA for the year was $2.6 million compared with $3.8 million in 2002.  Earnings at ‘21’ Club slipped during the Iraq War and because of an exceptionally harsh 2002/2003 winter while start-up costs of La Cabaña had to be expensed upon opening.

Tourist trains and river cruising.  EBITDA for the year was $6 million compared to $8.3 million in 2002.  The decline was largely due to reduced revenue on the Venice Simplon-Orient-Express which travels through France and depends partially on U.S. travellers.  The forward booking position for this train has recovered for 2004.

Simon Sherwood concluded by saying that depreciation costs had risen from $20 million in 2002 to $25 million in 2003 because of the heavy investment program in existing properties, acquisitions and currency factors, but this should translate into higher profits once demand returns to normal levels.

He also noted that in the fourth quarter of 2003 the company significantly strengthened its finances through sale of the Hotel Quinta do Lago for $40 million and the issue of $50 million of new equity.

“Taken together, all these factors put the company in an excellent position to benefit from recent investment in existing properties and to fund acquisitions,” he concluded.

***

Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial measure commonly used in the hotel and leisure industry.  However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.  For a reconciliation of EBITDA with the company’s 2003 and 2002 earnings from operations, see Item 7-Management’s Discussion and Analysis in the company’s Form 10-K annual report for the year ended December 31, 2003.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings growth, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, the unknown effects on those markets if a SARS epidemic or similar health-related event recurs, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and changes in construction schedules for expansion projects, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call today, March 3, 2004 at 4.00 PM (EST) which is accessible at 212-346-6547.  A re-play of the conference call will be available until 5.00 PM (EST) Friday, March 12, 2004 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21185628.  A re-play will also be available on the company’s website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended December 31, 2003

SUMMARY OF OPERATING RESULTS

	Three months ended December 31
$’000	2003	2002
Revenue
Owned hotels
— Europe	19,247	18,954
— North America	16,786	15,873
— Rest of World	19,733	15,328
Hotel management & part ownership interests	3,464	3,531
Restaurants	6,838	6,390
Trains & Cruises	14,541	13,374
Total revenue	80,609	73,450

Operating Profits
Owned hotels
— Europe	1,914	1,724
— North America	2,268	2,372
— Rest of World	4,714	3,503
Hotel management & part ownership interests	3,464	3,525
Restaurants	1,956	2,142
Trains & Cruises	2,867	2,845
Central overheads	(3,128)	(2,452)
Gain on sale of Quinta do Lago	4,250	—
EBITDA	18,305	13,659
Depreciation & Amortization	(6,586)	(5,191)
Interest	(2,919)	(3,669)
Earnings before Tax	8,800	4,799
Tax	(182)	(622)
Net earnings on common shares	8,618	4,177

Earnings per common share	0.27	0.14

Number of shares — millions	32.15	30.80

ORIENT-EXPRESS HOTELS LTD

Three Months Ended December 31, 2003

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2003	2002
Average Daily Rate (in dollars)
Europe	480	359
North America	319	324
Rest of World	243	195
Worldwide	320	276

Rooms Sold (thousands)
Europe	23	29
North America	31	30
Rest of World	46	47
Worldwide	100	106

RevPAR (in dollars)
Europe	226	182
North America	188	210
Rest of World	126	103
Worldwide	169	152

			Change %
Same Store RevPAR (in dollars)			Dollar	Local Currency
Europe	232	203	15%	-3%
North America	203	208	-3%	-3%
Rest of World	127	102	25%	2%
Worldwide	171	152	12%	-1%

ORIENT-EXPRESS HOTELS LTD

Twelve Months ended December 31, 2003

SUMMARY OF OPERATING RESULTS

	Twelve months ended December 31
$’000	2003	2002
Revenue
Owned hotels
— Europe	115,884	99,939
— North America	66,564	58,801
— Rest of World	62,989	54,725
Hotel management & part ownership interests	13,474	12,414
Restaurants	17,595	18,115
Trains & Cruises	48,712	45,308
Total revenue	325,218	289,302

Operating Profits
Owned hotels
— Europe	32,789	29,170
— North America	11,097	11,149
— Rest of World	11,077	12,696
Hotel management & part ownership interests	13,474	12,408
Restaurants	2,616	3,779
Trains & Cruises	5,984	8,348
Central overheads	(12,157)	(10,509)
Gain on sale of Quinta do Lago	4,250	—
EBITDA	69,130	67,041
Depreciation & Amortization	(25,265)	(19,546)
Interest	(17,219)	(18,351)
Earnings before Tax	26,646	29,144
Tax	(3,037)	(3,850)
Net earnings on common shares	23,609	25,294

Earnings per common share	0.76	0.82

Number of shares — millions	31.14	30.80

ORIENT-EXPRESS HOTELS LTD

Twelve Months Ended December 31, 2003

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2003	2002
Average Daily Rate (in dollars)
Europe	493	376
North America	314	314
Rest of World	228	186
Worldwide	340	286

Rooms Sold (thousands)
Europe	139	157
North America	131	118
Rest of World	160	176
Worldwide	430	451

RevPAR (in dollars)
Europe	280	242
North America	200	206
Rest of World	107	96
Worldwide	184	168

			Change %
Same Store RevPAR (in dollars)			Dollars	Local Currency
Europe	284	247	15%	-4%
North America	203	206	-2%	-2%
Rest of World	107	96	12%	-5%
Worldwide	183	168	9%	-4%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$’000	December 31 2003	December 31 2002

Assets

Cash	$81,347	$37,860
Accounts receivable	43,223	46,234
Prepaid expenses and other	11,717	9,090
Inventories	26,115	22,838
Total current assets	162,402	116,022

Real estate and other fixed assets, net book value	822,257	757,402
Investments	146,495	85,159
Intangible assets	29,529	29,529
Other assets	12,969	10,420
	$1,173,652	$998,532

Liabilities and Shareholders’ Equity

Working capital facilities	$19,165	$23,800
Accounts payable	23,754	20,271
Accrued liabilities	44,835	46,831
Deferred revenue	12,617	15,107
Current portion of long-term debt and capital leases	51,271	37,243
Total current liabilities	151,642	143,252

Long-term debt and obligations under capital leases	502,917	421,773
Deferred income taxes	2,846	3,330
Minority interest	3,803	3,695

Shareholders’ equity	512,444	426,482
	$1,173,652	$998,532